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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549




                                    FORM 8-K


                                 CURRENT REPORT

                       Pursuant to Section 13 or 15 (d) of
                       the Securities Exchange Act of 1934


        Date of Report (Date of Earliest Event Reported): August 19, 1997



                                DSSI Corporation
                          -----------------------------
             (Exact Name of Registrant as Specified in its Charter)



  Pennsylvania                    0-17293                      22-2795073
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(State or Other          (Commission File Number)          (I.R.S. Employer
Jurisdiction of                                         Identification Number)
Incorporation)


P.O. Box 1570, West Chester, PA                                        19380
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(Address of Principal Executive Offices                               Zip Code


Registrant's telephone number, including area code:  (610) 696-3479
                                                      -------------

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Item 5.  Other Events

On August 19, 1997, The Registrant announced the execution of an agreement to sell control of the Company to Michael J. Blumenfeld. Pursuant to the agreement, Mr. Blumenfeld agreed to purchase 10 million shares of DSSI Corporation's common stock for $2 million. In addition, investors including current members of the Board and their affiliates have agreed to purchase 1.5 million shares of DSSI Corporation's common stock for $300,000. The closing is subject to the Company's shareholders approval. Simultaneous with the closing, the Company will change its name to Collegiate Pacific and will trade under a new symbol. At the time of closing, a new Board of Directors will be designated by Mr. Blumenfeld and will include one current director.

Mr. Blumenfeld stated that at the inception of business, the financial condition of Collegiate Pacific will be quite strong with cash of approximately $3 million and almost no liabilities. For the past several months, Collegiate Pacific has prepared for its entry into the manufacturing and distribution of sports equipment on a national basis. The new Company expects to commence taking the first orders in early September preparing the company for a rapid acceleration of business in 1998. The operating focus of the Company will be on a very select group of high margin, fast moving products, which will allow the Company to maintain a small work force and maximize profitability. Mr. Blumenfeld has prior sports distribution experience.

DSSI Corporation sold substantially all of its operating assets to Casco Standards, Inc. in a deal announced March 17, 1997 and closed on June 16, 1997.


SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                 Drug Screening Systems, Inc.


                                                 /s/ Patrick J. Brennan
Dated: August 20, 1997                           ----------------------------
                                                     Patrick J. Brennan
                                                     Vice President and
                                                     Chief Financial Officer